UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

___________________________________

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

June 16, 2008

HARRIS & HARRIS GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

New York	0-11576	13-3119827
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer Identification No.)
of Incorporation)

111 West 57th Street
New York, New York 10019

 (Address of Principal Executive Offices and Zip Code)

Registrant's telephone number, including area code: (212) 582-0900

Item 1.01. Entry into a Material Definitive Agreement.

On June 16, 2008, Harris & Harris Group, Inc. (“we” or “us”) entered into definitive subscription agreements with certain institutional investors pursuant to which we issued and sold an aggregate of 2,545,000 registered shares of our common stock at $6.15 per share, through a registered direct offering, for net proceeds, after placement agent fees and expenses, of approximately $14,387,645. The closing is expected to take place on or about June 20, 2008, subject to the satisfaction of the customary closing conditions. The shares of common stock offered by us in this transaction were registered under our shelf registration statement on Form N-2, which was declared effective by the Securities and Exchange Commission on May 29, 2008.

ThinkPanmure, LLC (“ThinkPanmure”) acted as placement agent for the offering. On June 16, 2008, we executed a placement agency agreement with ThinkPanmure. We will pay ThinkPanmure an aggregate fee equal to six percent (6%) of the gross proceeds of the offering equal to approximately $939,105, and will pay estimated expenses of the offering equal to approximately $325,000.

On June 16, 2008, we also executed an escrow agreement with ThinkPanmure and JPMorgan Chase Bank, N.A. (“JPMorgan”), designating JPMorgan as escrow agent in connection with the offering.

A copy of each of the form of Subscription Agreement, the Placement Agency Agreement, the Escrow Agreement and the related press release, dated June 17, 2008, are filed herewith as Exhibits 10.1, 10.2, 10.3 and 99, respectively, and are incorporated herein by reference. The foregoing description of the offering by us, and the documents related thereto, is a summary and is qualified in its entirety by reference to such Exhibits.

Item 9.01.  Financial Statements and Exhibits.

(a)   Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits.

Exhibit No.	Description

10.1	Form of Subscription Agreement

10.2	Placement Agency Agreement

10.3	Escrow Agreement

99	Press release dated June 17, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARRIS & HARRIS GROUP, INC.

Date: June 17, 2008	By:	/s/ Douglas W. Jamison
Douglas W. Jamison President

EXHIBIT INDEX

Exhibit No.	Description

10.1	Form of Subscription Agreement

10.2	Placement Agency Agreement

10.3	Escrow Agreement

99	Press release dated June 17, 2008